Exhibit 10.1

FIRST AMENDMENT TO

HELEN OF TROY

1997 CASH BONUS PERFORMANCE PLAN

This First Amendment (this “Amendment”) to the Helen of Troy 1997 Cash Bonus Performance Plan (the “Plan”) is approved by the Compensation Committee of the Board of Directors of Helen of Troy Limited on this 14th day of February 2011 and is effective as of the same date.

Article I

DEFINITIONS

All capitalized terms not defined herein shall have the meaning assigned to them in the Plan.

Article II

AMENDMENTS

Section 4.2.  The following sentence is hereby added immediately following the last sentence of Section 4.2 of the Plan:

“Notwithstanding the foregoing, (a) with respect to the Performance Period for the Year ending February 28, 2011, for the purpose of computing the Bonus payable to the CEO under the provisions hereof, ECO to the extent attributed to Kaz Inc. and its Subsidiaries for such Performance Period shall be reduced by the lesser of $1,666,667 or an amount equal to the ECO of Kaz Inc. and its Subsidiaries for the period beginning January 1, 2011 through and including February 28, 2011 and (b) beginning with the Performance Period for the Year ending February 29, 2012 and for each Performance Period thereafter, ECO for such Performance Period shall be reduced by $10 million for the purpose of computing the Bonus payable to the CEO under the provisions hereof.”

Article III

GENERAL

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect.